EXHIBIT 99.1

PRESS RELEASE                                       Source: Tag-It Pacific, Inc.

                          TAG-IT PACIFIC, INC. REPORTS
                 2007 FIRST QUARTER NET LOSS OF $0.04 PER SHARE
                 COMPARED TO NET LOSS OF $0.04 PER SHARE IN 2006

Tuesday, May 15, 2007
LOS ANGELES--(BUSINESS WIRE)--May 15, 2007--Tag-It Pacific, Inc. (AMEX: TAG), brand owner of Talon(R) zippers and a full service outsourced trim management supplier for manufacturers of fashion apparel, today announced financial results for the Company's first quarter ended March 31, 2007.

For the three months ended March 31, 2007, the Company reported a net loss of $795,000, or $0.04 per share, as compared to a net loss for the same period in 2006 of $729,000, or $0.04 per share. "The first quarter is seasonally our lowest operating period, and is also impacted by numerous costs associated with the previous year-end closing, SEC filings, and both domestic and foreign audits that occur during this quarter." commented Stephen Forte, the Company's CEO. "Our first quarter was also significantly impacted by the decline of our Tekfit(R) business compared to 2006, as we now must rebuild sales of this product line after the expiration in late 2006 of an exclusive contract for the product." Mr. Forte continued.

Sales for the three months ended March 31, 2007 were $9,090,000, compared to sales of $10,638,000 for the three months ended March 31, 2006. The net sales decrease was principally the result of lower sales of the Tekfit product compared to the same period in 2006. Sales of Talon and Trim products within Asia increased 11% over the same period 2006. Sales of the Tekfit product for the three months ended March 31, 2007 were approximately $1.5 million less than sales for the same period in 2006. In October 2006 the Company's supply contract with an exclusive customer for the TekFit waistband product expired and sales to this customer declined sharply as the contract deliveries neared conclusion. With the expiration of this exclusive contract the Company is now actively marketing this waistband to other brands and retailers. Sales orders for this product however will be significantly less than the prior year through the next several quarters, as the Company's developing shipments of the waistband products to new customers will not fully offset the decline in sales from the prior exclusive customer in the near term.

Gross margin for the three months ended March 31, 2007 was $2.7 million, or 30.2% of sales, as compared to $2.8 million, or 26.7% of sales, for the same period in 2006. "Despite the lower operating revenues our gross margins were only $100,000 less than in 2006 for the same period. We were able to substantially offset the revenue decline with continued improvements in our acquisition and inventory costs as compared to 2006, evidencing the effectiveness of our growth strategy and cost control efforts." commented Mr. Forte.

Operating expenses for the three months ended March 31, 2007 were $3.4 million, compared to the same level or $3.4 million in 2006. The operating expenses in the first quarter of 2007 as compared to 2006 reflect increases in selling and marketing costs, including the cost of new sales locations, offset by reductions in legal costs, professional service fees, audit costs and other administrative costs. For the three months ended March 31, 2006 operating expenses were also net of approximately $230,000 of bad debt recoveries from prior years. "Our operating expenses remain under close control and scrutiny, and even though our operating expenses from year-to-year did not reflect a net reduction, we nevertheless were able to expand our operations globally, adding substantially to our sales presence within Asia, while offsetting these strategic investments with cost reductions in the U.S. in service and administrative fees" explained Mr. Forte. "Additionally, we continue to absorb nearly $1.0 million annually in professional service costs associated with former employees not associated with the Company's core growth strategy." Mr. Forte added.

Cash flow from operations for the three months ended March 31, 2007 was $846,000 despite the net loss for the period, and net cash increased from December 31, 2006 by $337,000 to $3.3 million at March 31, 2007.

*                 *                *                 *                 *

TELECONFERENCE INFORMATION

Management will host a conference call at 1:30 p.m. PST (4:30 p.m. EST) Tuesday, May 15, 2007 to discuss the first quarter operating results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-322-9079. International callers should dial 973-582-2717. There is no pass code required for this call.

If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through June 12, 2007 midnight Eastern time and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int'l), replay pin number: 8800229.

This call is being webcast by ViaVid Broadcasting and can be accessed at http://viavid.net/dce.aspx?sid=00003D95

About Tag-It Pacific, Inc.

Tag-It distributes zippers under its Talon(R) brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart and JCPenney. Tag-It also supplies a full range of trim items to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers, including Levi Strauss & Co., Motherworks, Express, The Limited, New York & Co., Victoria's Secret and House of Dereon, among others.


FORWARD LOOKING STATEMENTS:

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include the projected effects of our restructuring actions and growth strategy in future periods and the effects of the expiration of our exclusive supply contract for TekFit waistbands. Factors which could cause actual results to differ materially from these forward-looking statements include our ability to acquire new customers for our TekFit waistbands, an unfavorable outcome in litigation in which we are party, the unanticipated loss of one or more major customers, economic conditions, pricing pressures and other competitive factors and our management of the growth strategy. These and other risks are more fully described in our filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Contact:
Tag-It Pacific, Inc.
Rayna Long, 818-444-4128
rlong@tagitpacific.com


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


                              TAG-IT PACIFIC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                              Three Months Ended
                                                                  March 31,
                                                        ----------------------------
                                                            2007            2006
                                                        ------------    ------------
Net sales ...........................................   $  9,090,117    $ 10,638,216

Cost of goods sold ..................................      6,342,923       7,795,491
                                                        ------------    ------------
Gross profit ........................................      2,747,194       2,842,725


Selling expenses ....................................        706,235         545,625

General and administrative expenses .................      2,689,171       2,817,131
                                                        ------------    ------------
Total operating expenses ............................      3,395,406       3,362,756
                                                        ------------    ------------

Loss from operations ................................       (648,212)       (520,031)

Interest expense, net ...............................        147,132         209,372
                                                        ------------    ------------
Loss before income taxes ............................       (795,344)       (729,403)

Provision for income taxes ..........................           --              --
                                                        ------------    ------------
Net loss ............................................   $   (795,344)   $   (729,403)
                                                        ============    ============

Basic loss per share ................................   $      (0.04)   $      (0.04)
                                                        ============    ============
Diluted loss per share ..............................   $      (0.04)   $      (0.04)
                                                        ============    ============

Weighted average number of common shares outstanding:
     Basic ..........................................     18,533,100      18,241,045
                                                        ============    ============
     Diluted ........................................     18,533,100      18,241,045
                                                        ============    ============


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


                              TAG-IT PACIFIC, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                   (Unaudited)
                                                     March 31,     December 31,
                                                       2007            2006
                                                   ------------    ------------
Assets
Current Assets:
   Cash and cash equivalents ...................   $  3,272,097    $  2,934,673
   Accounts receivable, net ....................      4,865,809       4,664,766
   Note receivable .............................      1,413,817       1,378,491
   Inventories, net ............................      2,778,331       3,051,220
   Recoverable legal costs .....................      3,302,874         107,108
   Prepaid expenses and other current assets ...        359,097         433,926
                                                   ------------    ------------
Total current assets ...........................     15,922,024      12,570,184

Property and equipment, net ....................      5,710,843       5,623,040
Fixed assets held for sale .....................        826,904         826,904
Note receivable, less current portion ..........      1,053,988       1,420,969
Due from related parties .......................        709,822         675,137
Other intangible assets, net ...................      4,110,751       4,139,625
Other assets ...................................        355,496         437,569
                                                   ------------    ------------
Total assets ...................................   $ 28,759,829    $ 25,693,428
                                                   ============    ============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable .............................   $  5,222,665    $  4,006,241
  Accrued legal costs ..........................      3,518,359         427,917
  Other accrued expenses .......................      3,200,025       3,359,267
  Demand notes payable to related parties ......        664,970         664,970
  Current portion of capital lease obligations .        426,879         432,728
  Current portion of notes payable .............        798,324       1,107,207
  Secured convertible promissory notes .........     12,480,512      12,472,622
                                                   ------------    ------------
Total current liabilities ......................     26,311,734      22,470,952

Unrecognized tax benefits ......................        245,800            --
Capital lease obligations, less current portion         374,825         474,733
Notes payable, less current portion ............      1,074,639       1,061,514
                                                   ------------    ------------
Total liabilities ..............................     28,006,998      24,007,199
                                                   ------------    ------------

Commitments and contingencies

Stockholders' Equity:
   Preferred stock Series A, $0.001 par value;
     250,000 shares authorized; no shares issued
     or outstanding ............................           --              --

   Common stock, $0.001 par value, 100,000,000
     shares authorized; 18,541,433 shares issued
     and outstanding at March 31, 2007;
     18,466,433 at December 31, 2006 ...........         18,541          18,466
  Additional paid-in capital ...................     51,900,173      51,792,502
  Accumulated deficit ..........................    (51,165,883)    (50,124,739)
                                                   ------------    ------------
Total stockholders' equity .....................        752,831       1,686,229
                                                   ------------    ------------
Total liabilities and stockholders' equity .....   $ 28,759,829    $ 25,693,428
                                                   ============    ============


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